Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

1847 Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-272059) of 1847 Holdings, Inc., (the “Company”) of our report dated March 30, 2026, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K as of and for the years ended December 31, 2025 and 2024 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

March 30, 2026